Contact:
BSQUARE Corporation Scott Mahan, CFO
(425) 519-5900 investorrelations@bsquare.com

BSQUARE Reports Fourth Quarter and Full Year 2006 Results

Company Reports Strong Quarterly Revenue Growth and Net Income

BELLEVUE, WA, February 15, 2007 – BSQUARE Corporation (Nasdaq: BSQR), a leading provider of embedded software solutions, today announced financial results for the fourth quarter and full-year of 2006. Total revenue for the quarter was $14.1 million, an 11% increase from $12.7 million in the fourth quarter of 2005, and a 23% increase from $11.5 million in the third quarter of 2006. Total revenue for fiscal 2006 was $49.8 million, up 16% compared to $42.9 million in the prior year.

The Company reported net income for the quarter of $706,000, or $0.07 per share, including $201,000 in stock compensation expense, which compared to a net loss of $246,000, or $0.03 per share, in the fourth quarter of 2005, which included no stock compensation expense. In the third quarter of 2006, the Company reported a net loss of $235,000, or $0.02 per share, which included $185,000 of stock compensation expense. For fiscal 2006, the Company reported a net loss of $466,000, or $0.05 per share, compared to a net loss of $1.3 million, or $0.14 per share, in the prior year. The net loss in fiscal 2006 included stock compensation expense of $715,000, compared to none in the prior year, and the Company’s research and development expense increased $870,000 year-over-year including $80,000 in stock compensation expense.

Key Results, Achievements and Events:

•	Highest quarterly net income since the first quarter of 2001;

•	Generated positive cash flow from operations for both the quarter and the full-year. Cash and cash equivalents, short-term investments and restricted cash increased by $956,000 as compared to September 30, 2006 and by $415,000 as compared to December 31, 2005;

•	Achieved initial customer shipment of the DevKit IDP320, the Company’s newest reference design based on the Marvell PXA320 processor;

•	Revenue was derived from 470 customers in the quarter, an increase of 15% over the prior year;

•	66 service projects were worked on during the quarter, down from 71 in the year-ago quarter, whereas average project revenue increased 38%. Service projects included a handheld data collection device and a smartphone designed to be used in secure applications, both running the Windows CE operating system, as well as a variety of other smartphones, data collection devices and PDAs with phone capabilities, all running the Windows Mobile operating systems;

•	A suite of products, services and training supporting the launch of Microsoft’s new Windows CE 6.0 operating system was introduced in November 2006;

•	The software distribution agreement with Microsoft was renewed allowing the Company to continue to distribute Microsoft Embedded operating systems in North America; and

•	Services and support for server solutions based on the Intel® NetStructure® MPCBL0050 Single Board Computer, containing the new Dual-Core Intel® Xeon® processor 5100 series, and Microsoft® Windows® Embedded Server 2003 R2 were introduced during the quarter.

“This was a satisfying quarter for BSQUARE,” commented Brian Crowley, BSQUARE’s president and chief executive officer. “We experienced strong demand for our engineering services, shipped our new IDP320 reference design and saw good demand from customers interested in designing SDIO-Hx into their devices. Further, we believe this strength will continue throughout fiscal 2007.”

Revenue Results

Total software revenue was $8.6 million for the quarter compared to $8.8 million in the fourth quarter of 2005. Sales of third-party software products, most notably Microsoft Embedded operating systems, were $7.7 million for the quarter, compared to $8.2 million in the fourth quarter of 2005, a decrease of 6%. Third-party software sales were $30.3 million for fiscal 2006 as compared to $28.6 million in the prior year, an increase of 6%. Lack of large, low margin orders accounted for the quarterly decline whereas the year-over-year increase was attributable to a referral arrangement entered into in the fourth quarter of 2005.

Commenting on third-party software sales, Mr. Crowley said, “We expected a more significant sequential increase in third-party software sales based on our expectation that some large, low margin orders would hit this quarter. Unfortunately, these orders didn’t materialize.”

Proprietary software revenue was $874,000 for the quarter compared to $601,000 in the fourth quarter of 2005. Higher SDIO Now! sales and royalties from certain Asia Pacific contracts drove the increase. Proprietary software revenue was $2.6 million for fiscal 2006 compared to $2.6 million in the prior year.

Commenting on sales of proprietary products, Mr. Crowley said, “We had expected a 50% sequential increase in proprietary software sales this quarter whereas the actual increase was 77%. I’m happy to report stronger-than-expected performance in all product lines this quarter other than our new DevKit IDP320 reference design. Unfortunately, manufacturing delays prevented us from shipping the IDP320 until the very end of the quarter, thereby limiting sales.”

Service revenue was $5.5 million for the quarter, up 41% from the $3.9 million reported in the fourth quarter of 2005, driven by improved market and backlog strength as well as an increase in rebillable revenue of $460,000. Billable hours increased 50% this quarter as compared to the fourth quarter of 2005, offset by a 14% decline in realized rate per hour. The Company is engaged in several Asia Pacific contracts where it is providing services at relatively low rates in exchange for guaranteed royalty payments in the future which primarily accounted for the rate decline. The Company recognized $113,000 in royalty revenue from these contracts this quarter and expects this amount to increase in fiscal 2007. Service revenue for fiscal 2006 was $16.9 million, an increase of 44% as compared to $11.7 million in the prior year, driven by the factors noted previously.

“Service revenue came in much stronger than anticipated, with the 38% sequential increase far exceeding the 13% estimate provided on last quarter’s call,” continued Mr. Crowley. “I’m pleased with our execution in this area of the business during the quarter on all fronts.”

Gross Profit Margin Results

Overall gross profit was $3.8 million for the quarter, or 27.0% of revenue, as compared to $3.2 million, or 25.2% of revenue, in the fourth quarter of 2005, with the increase driven by higher revenue in both proprietary software and engineering services. Software gross margin was 22.0% for the quarter, compared to 18.8% in the fourth quarter of 2005. A higher mix of high margin proprietary software to total software revenue coupled with improved gross margin on third-party software sales accounted for the improvement. Third-party software margin was 14.1% this quarter as compared to 13.6% in the fourth quarter of 2005. Service gross margin was 35.3% for the quarter, compared to 39.5% in the fourth quarter of 2005. The year-over-year decline in realized rate per hour primarily accounted for the decline in service gross margin percentage. Overall gross profit was $12.0 million, or 24.1% of total revenue, for fiscal 2006 compared to $9.9 million, or 23.1% of total revenue, in the prior year.

Scott Mahan, the Company’s chief financial officer, commented, “We had expected service margin to be approximately 36% this quarter and met that expectation despite higher-than-expected rebillable revenue suppressing our service margin.”

Operating Expenses

For the quarter, operating expenses were $3.2 million, compared to $3.6 million in the fourth quarter of 2005. This quarter included $138,000 in stock compensation expense as compared to none in the fourth quarter of 2005 whereas the fourth quarter of 2005 included $399,000 in bad debt expense. Research and development expenses increased $101,000 as compared to the fourth quarter of 2005 to support the Company’s increased focus on proprietary product development. Total operating expenses were $12.9 million for fiscal 2006 as compared to $11.5 million in the prior year. The increase was driven by $525,000 in stock compensation expense not present in 2005 and an $870,000 increase in research and development expense to support proprietary products efforts, which includes $80,000 in stock compensation expense.

Cash Flows

The Company’s cash, cash equivalents and short-term investments increased to $11.1 million at December 31, 2006 as compared to $10.2 million at September 30, 2006 and $10.7 million at December 31, 2005 ($1.2 million of the balance is restricted in each case). The short-term investments balance at December 31, 2006 was positively impacted by the recognition of an equity investment the Company had previously written off of $226,000 which did not affect operating results for the quarter. Days sales outstanding were 46 this quarter, down from 53 in the third quarter. Total non-cash expenses impacting the quarter were $344,000. “Through a combination of this quarter’s results and solid collection efforts, we were able to make good on our statement last quarter that we expected to recoup most of last quarter’s cash shortfall this quarter. Particularly satisfying is the increase in our total cash, short-term investments and restricted cash position at year-end as compared to the prior year,” concluded Mr. Mahan.

Outlook

“We made good progress in 2006 and I am proud of our execution this year. For 2007, you can expect us to continue the initiatives that we have been discussing which include expanding our reference design portfolio, continuing the development of our SDIO-Hx and Hx Framework technologies, expanding our range of engineering service capabilities and growing our Microsoft licensing revenue. We believe that our overall business will continue to grow in 2007. Based on our current visibility, we expect to see first quarter 2007 total revenue increase approximately 5% sequentially and approximately 28% year-over-year, driven by increases in all three revenue components,” Mr. Crowley concluded.

Conference Call

Management will host a conference call today, February 15, 2007 at 5 p.m. Eastern Time (2 p.m. Pacific Time). To access the call, please dial 888-968-4556, or 973-582-2778 for international callers, and reference “BSQUARE Corporation Year End 2006 Earnings Conference Call.” A replay will be available for one week following the call by dialing 877-519-4471 or 973-341-3080 for international callers; reference pin number 8303476. A live and replay webcast of the call will be available at www.BSQUARE.com in the investor relations section.

About BSQUARE

BSQUARE is a software solutions provider to the global embedded device community, collaborating at all stages in device development. As a full service provider, BSQUARE also offers Windows Embedded licensing and expertise. For more information about BSQUARE, visit its website at www.bsquare.com.

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BSQUARE is a registered trademark of BSQUARE Corporation. All other product and company names herein may be trademarks of their respective owners.

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements relating to our projected financial results and proprietary products strategy. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Our forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict and could cause actual results to differ materially from those projected. Factors that could affect our actual results include whether we are able to maintain our existing favorable relationship with Microsoft Corporation; whether we are able to meet competitive demands; any decline in the market for our products, technology licenses and services; any decline in the market for Windows-based or other smart devices or the failure of this market to develop as anticipated; whether we are able to successfully implement, execute and make adjustments in our business strategy, business model or product offerings to meet the needs of our current, new and potential customers; whether we are able to successfully support our operations; intellectual property risks; and risks associated with our international operations. A more detailed description of certain factors that could affect actual results include, but are not limited to, those discussed in BSQUARE’s Annual Report on Form 10-K for the year ended December 31, 2005 and in the Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 in the section entitled “Risk Factors.” Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

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BSQUARE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	December 31,
	2006	2005
ASSETS

Current assets:
Cash and cash equivalents	$2,483	$7,694
Short-term investments	7,426	1,800
Accounts receivable, net of allowance for doubtful accounts of $198 at December 31, 2006 and $687 at December 31, 2005	7,167	7,296
Prepaid expenses and other current assets	421	440

Total current assets	17,497	17,230
Equipment, furniture and leasehold improvements, net	821	792
Intangible assets, net	101	304
Restricted cash	1,200	1,200
Other non-current assets	57	44

Total assets	$19,676	$19,570

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,634	$2,662
Other accrued expenses	2,877	3,298
Accrued compensation	1,046	964
Accrued legal fees	534	534
Deferred revenue	154	270

Total current liabilities	7,245	7,728
Deferred rent	355	379

Shareholders’ equity:
Preferred stock, no par value: 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, no par value: 37,500,000 shares authorized; 9,617,755 shares issued and outstanding at December 31, 2006 and 9,553,566 shares issued and outstanding at December 31, 2005	118,229	118,393
Accumulated other comprehensive loss	(180)	(423)
Accumulated deficit	(106,973)	(106,507)

Total shareholders’ equity	12,076	11,463

Total liabilities and shareholders’ equity	$19,676	$19,570

BSQUARE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months		Year Ended
	Ended December 31,		December 31,
	2006	2005	2006	2005
	(Unaudited)

Revenue:
Software	$8,580	$8,778	$32,934	$31,210
Service	5,511	3,918	16,881	11,713

Total revenue	14,091	12,696	49,815	42,923

Cost of revenue:
Software	6,690	7,127	26,117	24,679
Service (1)	3,565	2,372	11,711	8,360

Total cost of revenue	10,255	9,499	37,828	33,039

Gross profit	3,836	3,197	11,987	9,884

Operating expenses:
Selling, general and administrative (1)	2,522	2,941	10,046	9,504
Research and development (1)	725	624	2,820	1,950

Total operating expenses	3,247	3,565	12,866	11,454

Income (loss) from operations	589	(368)	(879)	(1,570)
Interest and other income	120	70	442	287

Income (loss) from continuing operations before income taxes	709	(298)	(437)	(1,283)
Income tax benefit (provision)	(3)	52	(29)	(14)

Net income (loss)	$706	$(246)	$(466)	$(1,297)

Basic and diluted income (loss) per share	$0.07	$(0.03)	$(0.05)	$(0.14)

Shares used in calculation of loss per share:
Basic	9,604	9,551	9,586	9,541

Diluted Diluted	9,651	9,551	9,586	9,541

(1) Includes the following amounts related to non-cash stock-based compensation expense:

Cost of revenue — service	$63	$—	$190	$—
Selling, general and administrative	113	—	445	17
Research and development	25	—	80	—

Total stock-based compensation expense	$201	$—	$715	$17